Exhibit 99.1

First Century Bank

For Media Information:
Pamela A. Keene, APR
770-965-3340
pam@pamelakeene.com

FIRST CENTURY BANK OPENS FACILITIES IN ATHENS;
MIKE HARRIS NAMED PRESIDENT
Mike McCurley to Serve as Senior Vice President

     ATHENS, GA (May 29, 2008) – First Century Bank (FCB) has expanded its presence into Athens and is open for business. Long-time Athens banker Mike Harris has been named president of the Athens division and Athens native Mike McCurley serves as senior vice president.

     “Both Mike Harris and Mike McCurley have strong ties to the Athens community and excellent banking experience between them,” said William Blanton, chairman of the board of FCB. These two community and banking leaders were natural choices to head up our Athens division.”

     FCB officially opened its Athens facilities on Monday, May 19. Harris said the bank will have physical offices in early June.

     “Our mission is to bring a high-level of personal service and local decision making to Athens,” said Harris, Athens market president and member of the board of directors for FCB. Our philosophy is the same; responsiveness to customers requests and innovative banking services.

     As senior vice president, McCurley will specialize in commercial lending.

     “Joining FCB to open its Athens division allows us to attract customers who want a bank that is responsive to their needs,” McCurley said. “Personal service and partnerships with members of the community are what will continue to make us strong.”

     Harris, a graduate of Georgia State University with a BBA in Management, has more than 25 years in the banking business. His career began with the former C&S Bank, which was later acquired by Bank of America. In 1996 he came to Athens in private banking for Bank of America. From 1999 to 2004, he worked at Wachovia in private banking, small business and commercial lending, later serving as city president for the bank’s Monroe, Loganville and Walton County offices. He became senior vice president of Bank of Athens and was one of the bank’s founders.

     An Athens native, McCurley graduated from the University of Georgia with a degree in economics. He began his 23 years in banking with Trust Company Bank, which later became SunTrust, where he worked for 17 years. He then worked at a community bank in Athens for three years before becoming part of the leadership team of Bank of Athens two years ago.

     FCB has locations in Gainesville, Oakwood/South Hall and Athens. Headquartered in Gainesville, FCB’s board of directors is chaired by William Blanton.

     For information about FCB in Athens, call 706-714-2277 or visit the bank’s website at www.MyFirstCenturyBank.com.